Exhibit 99.1

From: David R. Harvey, Chairman, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

April 22, 2004

SIGMA-ALDRICH (NASDAQ: SIAL) RAISES 2004 EPS EXPECTATION TO $3.25-$3.30

FOLLOWING 31% INCREASE IN Q1 2004 DILUTED EPS

HIGHLIGHTS:

Continuing Operations:

•	Q1 2004 diluted EPS of $.89 was up 30.9% from the $.68 reported for Q1 2003.

•	Reported Q1 2004 sales increased 10.0%, with currency adjusted sales up 2.1%. Sales initiatives provided currency adjusted gains in all three business units and in both domestic and international markets, in line with expectations for sequential improvement in upcoming quarters.

•	Management raised its full year 2004 diluted EPS estimate by $.15 to a new range $3.25 to $3.30 to reflect better than anticipated Q1 2004 results and beliefs about continued currency benefits in upcoming quarters.

Financial Condition:

•	Return on equity of 20.7% continued to exceed the Company’s 20% goal.

•	Strong cash flow from operations and working capital management helped reduce debt by $58 million during Q1 2004.

OVERALL RESULTS:

Continuing Operations:

Reported sales for the Company’s Scientific Research, Biotechnology and Fine Chemicals businesses increased 10.0% in the first quarter of 2004 compared to the same quarter in 2003. Currency benefits provided 7.9% of the gain. For the second successive quarter, sales in the U.S. exceeded those recorded in the comparable quarter of the prior year as our stronger sales organization and improved marketing programs more than offset ongoing softness in sales to U.S. pharmaceutical customers. International markets collectively exhibited modest currency adjusted growth, consistent with their performance in the last three quarters of 2003. Enhanced sales efforts in Europe more than offset soft market conditions in the European pharmaceutical sector and deterioration in other international markets. Each of our three business units reported growth in currency adjusted sales.

Reported operating and pretax income margins in the first quarter of 2004 reached their highest level in recent years at 23.4% and 22.8% of sales, respectively, excluding unusual items in prior years. Currency and process improvement benefits combined with lower interest costs to more than offset increased costs from new sales and marketing initiatives.

Reported diluted net income per share for the first quarter of 2004 rose 30.9% to $.89 from $.68 in 2003, including a $.12 benefit from currency exchange rates and $.05 from an international tax benefit.

SALES RESULTS FOR CONTINUING OPERATIONS (all percentage comparisons are to comparable periods in 2003):

Reported sales in the first quarter increased 10.0% to $368.1 million from $334.7 million in 2003. The weaker U.S. dollar contributed 7.9% of this gain, as many major international currencies strengthened for most of the quarter before ending the quarter below year-end 2003 exchange rates. As anticipated, overall price increases moderated slightly from the 3.0% achieved in 2003 to 2.3% for the first quarter of 2004 due largely to lower worldwide inflation rates. Price gains for Biotechnology products were largely in-line with those achieved in 2003, but were more moderate for Scientific Research products. Consistent with performance in the final quarter of 2003, overall unit volumes once again showed improvement due to increased sales and marketing activities, resulting in only a modest decline of 0.2% during the first quarter. This relatively stable volume performance exceeded results for any of the quarterly periods last year. Reported sales growth, currency benefits and currency adjusted sales changes were as follows:

	Three Months Ended March 31, 2004
	Reported	Currency Benefit	Currency Adjusted
Scientific Research	10.9%	8.1%	2.8%
Biotechnology	8.9%	8.0%	0.9%
Fine Chemicals	8.3%	6.8%	1.5%
Total	10.0%	7.9%	2.1%

Scientific Research: Currency adjusted sales in the first quarter benefited from an average price increase of 2.9% compared to a 4.0% gain for all of 2003. Sales volume was essentially even with last year’s first quarter — which had been this unit’s strongest growth quarter in 2003 — demonstrating the expected benefits of our more aggressive global sales and marketing activities. Though U.S. pharmaceutical demand remained soft, sales performance in other major U.S. customer sectors was stable for the second successive quarter. Currency adjusted sales in international markets showed modest growth, with marketing campaigns in major life science areas boosting results in Europe.

Biotechnology: Price gains of 2.6% were largely in-line with the 2.8% gains achieved in 2003. These were partially offset by a 1.7% volume decline as a result of reduced worldwide demand for synthetic DNA and declines in the sale of various animal-sourced serum products in U.S. and international markets due to continued market supply constraints.

Web-based Research (Scientific Research and Biotechnology) Sales: Electronic ordering by U.S. research customers through the Company’s web site (rated #1 by Bioinformatics in three successive annual surveys) increased to 31% of research sales in the first quarter, driving worldwide sales through the web to 22% of consolidated research sales in Q1.

Fine Chemicals: The 1.5% currency adjusted growth in Q1 2004 compared favorably to Q1 2003 — which had been one of the stronger quarterly sales periods for this unit during 2003 — continuing the positive momentum achieved in the final quarter of last year. Increased demand from U.S. manufacturing sectors more than offset reduced demand from U.S. pharmaceutical customers and from industrial accounts in Europe. Booked orders for future delivery, one partial indicator of possible future sales results, remained consistent with year-end 2003 at record high levels.

INCOME ANALYSIS:

The Company’s reported Q1 net income and diluted earnings per share for continuing and discontinued operations, before and after currency impacts and an international tax benefit in 2004, are summarized below:

	Three Months Ended March 31, 2004		Three Months Ended March 31, 2003
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and international tax benefit	$50.5	$0.72	$48.9	$0.68
Currency impact on continuing operations	8.2	0.12	—	—

Net income from continuing operations before international tax benefit	58.7	0.84	48.9	0.68
International tax benefit	3.6	0.05	—	—

Reported net income from continuing operations	62.3	0.89	48.9	0.68
Net income from discontinued operations	—	—	1.1	0.02
Reduction of loss on disposition of discontinued operations	—	—	1.5	0.02

Total reported net income	$62.3	$0.89	$51.5	$0.72

Reported operating and pretax income were 23.4% and 22.8% of sales, respectively, for the first quarter of 2004, up from comparable 21.8% and 20.9% of sales, respectively, for the first quarter of last year. This operating income margin improvement in 2004 reflects improved gross margins and stable R&D spending, partially offset by intentionally higher spending levels in other operating areas. Gross margins exceeded 53% in Q1 2004, the highest level achieved since launching our new sales, process improvement and profit initiatives in 2000. This gross margin improvement came from continued currency benefits, higher average sales prices and ongoing cost reductions as a result of widespread process improvement activities. We maintained our investment in R&D in line with amounts spent in the first quarter of 2003, although we fully expect to boost these expenditures to the previously announced level of 4% of sales over the next several years.

S, G&A expenses increased as a percentage of sales in Q1 2004 compared to Q1 2003, as savings from process improvement activities only partially offset conscious increases in costs for sales force additions and new marketing programs that were initially launched in 2003 and further expanded during the first quarter of 2004. Process improvement savings in product and operating costs combined exceeded $4.5 million in the first quarter, enhancing our chances to meet or exceed our 2004 goal of $15 million. Pretax income gains also benefited from a $0.6 million reduction in interest costs in Q1 2004 compared to Q1 2003 as all short-term debt in the U.S was paid off during the first quarter and interest earned on cash balances increased.

Absent changes in U.S. federal taxes described in the following “Outlook” section, we expect to maintain our effective tax rate at roughly 26% for all of 2004. The rate reduction from 2003’s 30.2% level reflects benefits from changing our worldwide organizational structure to align our legal entities with our actual international operating organization.

OUTLOOK:

We expect overall currency adjusted sales growth to continue to improve in the coming quarters of 2004 and to achieve a currency adjusted gain for the full year in the 3-4% range, with growth rates in the final quarter of 2004 approaching the mid-single digit range. Combined with currency benefits realized in the first quarter and those expected in upcoming quarters if rates remain at March 31, 2004 levels, total reported sales are expected to grow by 7-10% for the full year, in-line with earlier guidance. Benefits from the addition of 40 new sales employees during 2003 and another 30 planned for the full year of 2004 are expected to drive much of this growth. Marketing programs have been launched in both laboratory essentials and key life science product areas, with additional campaigns in other biochemical and organic chemical areas to be rolled out throughout the balance of the year.

Price gains are expected to continue at their more modest current levels, as we plan to continue to reflect lower worldwide inflation in our pricing and to match competitors in an effort to take business in selected strategic instances to achieve our long-term growth targets. While encouraged by our modest growth in currency adjusted sales in the first quarter of 2004, we continue to believe that worldwide market softness will persist for at least one additional quarter, with improvement in international markets lagging that recently experienced in the U.S. The recent addition of Ultrafine (Manchester, United Kingdom) to the Sigma-Aldrich family should further boost quarterly sales growth by about one percent.

At current exchange rates, we expect continued benefits in both sales and profit growth from the weaker U.S. dollar. Operating and pretax profit levels may moderate from first quarter levels, but remain above the 21.8% and 21.0% levels achieved for 2003. Absent an adverse general resolution of U.S. federal tax issues regarding export tax benefits and/or continuation of R&D tax credits, our effective tax rate is expected to remain at roughly 26% through 2004. Additional modest share repurchase activities may also benefit EPS.

Based on stronger than anticipated 1st Quarter results, the expectations described above, a modest positive EPS contribution from the Ultrafine acquisition and all other known factors, management’s expectation for diluted EPS from continuing operations for all of 2004 has been raised by $.15 to a new range of $3.25 to $3.30. This EPS expectation represents a 21-23% increase over the $2.68 reported for 2003, with approximately 80% of the increase contributed by currency and the reduction in our effective tax rate.

CEO’s STATEMENT:

Commenting on first quarter performance and expectations for 2004, Chairman and CEO David Harvey said: “We’re off to a great start! But, as always, we’re mindful that great starts require vigilant execution to deliver great finishes. I am encouraged by our sales growth. I’m pleased by continued improvement in our margins. And I’m most pleased by our 30+% growth in diluted EPS.”

“We’re hearing optimistic comments about our markets, but I don’t believe these external factors have yet provided any significant uplift to our reported results. What we achieved in the first quarter came from the efforts of 5,900 employees working as a worldwide team to execute our sales and marketing initiatives, continued improvement in our processes and redoubling their efforts to ensure that Sigma-Aldrich sets the standard for quality in each of our businesses.”

“We fully expect further improvements in the quarters to come as our expanded sales force gains experience; as we launch even more new marketing campaigns; and as our R&D, in-licensing and other science-based initiatives help us exploit what I believe are expanding opportunities in life science and high technology. I remain confident that our unrivalled scientific knowledge will enable us to do all these things better than any competitor we face. Over the shorter term, we remain confident in our ability to deliver improved sales growth and strong EPS as we progress through 2004.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during 2004 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2004 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and unusual and/or non-recurring items, including the international tax benefit in 2004. Management excludes these unusual and/or non-recurring items in judging its performance and believes this information is useful to investors as well.

Share Repurchase: Another 0.2 million shares were acquired in the first quarter of 2004, bringing the total acquired since beginning the program in late 1999 to 35.2 million shares at an average purchase price of $34.99 per share. There were 69.2 million shares outstanding at March 31, 2004. The Company expects to continue share repurchases to acquire the remaining 4.8 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital and Debt: Cash generated from operating activities and active management of working capital enabled the Company to repay all short-term borrowings in the U.S., reducing this debt by $58.1 million since December 31, 2003, while holding cash balances near the 2003 year-end level. Dividend payouts increased by 87%, as the first quarter dividend was 89% higher than that paid in the first quarter of 2003. We continue to search for other acquisition opportunities to reinvest cash and improve returns, but we believe they must offer the same opportunity as our recently completed Ultrafine transaction to meet long-term growth and return goals.

Accounts receivable days sales outstanding at March 31, 2004 improved to 51 days, a three-day improvement from the December 31, 2003 level and a new record low. Ongoing active management programs reduced inventory levels at March 31, 2004 to 7.2 months from 7.6 months on hand at December 31, 2003, a 5% reduction. Reported inventories declined by $17.7 million since December 31, 2003, with only $1.2 million of this reduction due to currency rate changes since December 31st.

At March 31, 2004, short-term borrowings (all outside the U.S.) were $8.7 million at a weighted average interest rate of 0.7% and worldwide long-term debt was $176.3 million at a weighted average interest rate of 6.6%.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has over 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Outlook”, “CEO’s Statement”, “Other Information-Share Repurchase” and “Other Information-Cash, Working Capital and Debt” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) other changes in the business environment in which the Company operates, (4) changes in research funding, (5) uncertainties surrounding government healthcare reform, (6) government regulations applicable to the business, (7) the impact of fluctuations in interest rates, (8) the effectiveness of the Company’s further implementation of its global software systems, (9) the ability to retain customers, suppliers and employees, (10) changes in worldwide tax rates or tax benefits from international operations, and (11) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the period ended December 31, 2003. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended March 31,
	2004	2003
Net sales	$368.1	$334.7
Cost of products sold	171.5	163.7

Gross profit	196.6	171.0
Selling, general and administrative expenses	99.6	87.3
Research and development expenses	10.7	10.8
Interest, net	2.2	2.8

Income from continuing operations before income taxes	84.1	70.1
Provision for income taxes	21.8	21.2

Net income from continuing operations	62.3	48.9
Discontinued operations:
Net income from operations of discontinued business, net of taxes	—	1.1
Reduction of loss on disposition of discontinued operations, net of taxes	—	1.5

Net income	$62.3	$51.5

Weighted average number of shares outstanding - Basic	69.2	71.1

Weighted average number of shares outstanding - Diluted	69.9	71.6

Net income per share - Basic
Net income from continuing operations	$0.90	$0.69
Net income from operations of discontinued business, net of taxes	—	0.02
Reduction of loss on disposition of discontinued operations, net of taxes	—	0.02

Net income	$0.90	$0.73

Net income per share - Diluted
Net income from continuing operations	$0.89	$0.68
Net income from operations of discontinued business, net of taxes	—	0.02
Reduction of loss on disposition of discontinued operations, net of taxes	—	0.02

Net income	$0.89	$0.72

Condensed Consolidated Balance Sheets

(in millions)

	(Unaudited) March 31, 2004	December 31, 2003		(Unaudited) March 31, 2004	December 31, 2003
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Cash and cash equivalents	$125.4	$127.6	Short-term debt	$8.7	$66.6
Accounts receivable, net	214.8	178.2	Accounts payable	71.8	73.4
Inventories	408.9	426.6	Accrued expenses	93.0	85.4
Other current assets	87.6	82.6	Accrued income taxes	45.8	32.0

Total current assets	836.7	815.0	Total current liabilities	219.3	257.4
			Long-term debt	176.3	176.3
Property, plant and equipment, net	538.4	547.4	Noncurrent liabilities	114.4	115.2
Other assets	181.4	185.8	Stockholders’ equity	1,046.5	999.3

Total assets	$1,556.5	$1,548.2	Total liabilities and equity	$1,556.5	$1,548.2

SIGMA-ALDRICH CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$62.3	$51.5
Adjustments:
Net income from operations of discontinued business	—	(1.1)
Reduction of loss on disposition of discontinued operations	—	(1.5)
Depreciation and amortization	17.3	17.1
Net changes in assets and liabilities	1.2	(6.9)

Net cash provided by operating activities	80.8	59.1

Cash flows from investing activities:
Net property additions	(11.0)	(9.7)
Other	(0.2)	(0.2)

Net cash (used in) investing activities	(11.2)	(9.9)

Cash flows from financing activities:
Net repayment of debt	(58.1)	(32.0)
Payment of dividends	(11.8)	(6.3)
Treasury stock purchases	(11.5)	(12.6)
Exercise of stock options	9.0	3.2

Net cash (used in) financing activities	(72.4)	(47.7)

Effect of exchange rate changes on cash	0.6	0.3

Net change in cash and cash equivalents	(2.2)	1.8
Cash and cash equivalents at January 1	127.6	52.4

Cash and cash equivalents at March 31	$125.4	$54.2

Supplemental Financial Information - Continuing Operations (Unaudited)

(in millions)

	Three Months Ended March 31,
	2004	2003
Business Unit sales
Scientific Research	$219.7	$198.1
Biotechnology	83.1	76.3
Fine Chemicals	65.3	60.3

Total	$368.1	$334.7